FIRST AMENDMENT TO LEASE AGREEMENT


     THIS FIRST AMENDMENT TO LEASE AGREEMENT, made as of the lst day of July, 1996, by and between SARTAK HOLDINGS, INC., a New Jersey corporation, successor in interest to National Utility Service, Inc., "Lessor" and MERIT BEHAVIORAL CARE CORP., a Delaware corporation, successor in interest to Medco Behavioral Care Corporation, "Lessee". W I T N E S S E T H: WHEREAS, Lessors predecessor in interest, National Utility Service, Inc. and Lessees predecessor in interest Medco Behavioral Care Corporation entered into a Lease dated as of November 30, 1993 (the "Lease") for certain Premises described in the Lease; and WHEREAS, the Commencement Date of the Lease is January 31, 1994 and the termination of the initial term is January 31, 2004; and

     WHEREAS, Lessee exercised its right to lease the Expansion Space as defined in the Lease and consisting of 5,119 rentable square feet; and

     WHEREAS, Lessee has requested that Lessor lease to it additional office area in the Building; and WHEREAS, Lessor and Lessee wish to amend the Lease as hereinafter provided. NOW, THEREFORE, in consideration of the mutual covenants herein made and other good and valuable consideration, the parties hereto agree as follows: 1. All definitions and terms set forth in the Lease shall have the same meaning herein except as specifically amended or otherwise intended to have a different meaning. 2. (a) Lessor hereby leases to Lessee and Lessee hereby leases the following space: 15,973 rentable square feet located on the second floor, north wing of the Building (the "Additional


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     Premises")  for the same  purposes as set forth in  Paragraph  First of the
     Lease. (b) Lessor at its cost and expense shall provide a "turn-key" fit up of the Additional Premises with plans (the "AP Plans") mutually agreed upon by Lessor and Lessee, provided that the fitup of the Additional Premises shall be with improvements and finishes comparable to those provided by Lessor in the Expansion Space (the "AP Fitup"), (c) Subject to Lessors receipt of sealed construction documentation documents and Plans from Lessee by July 15, 1996 Lessor will undertake the AP Fitup and use its best efforts to complete such fitup on or about September 30, 1996. Lessor shall give Lessee five (5) days prior written notice of the date it estimates the AP Fitup will be substantially completed. 3. The term of the Lease shall be extended for a period of ten (10) years commencing October 1, 1996 and to end at 12:00 midnight September 30, 2006 (the "New Term"). 4. On the date which is the later of (i) October 1, 1996 or (ii) the date upon which the AP Fitup has been substantially completed as set forth in Lessor's notice referred to in Paragraph 2 (c) above, (the "AP Commencement Date") , Lessee's rights in and to the lease and occupancy of the Expansion Space shall terminate and Lessee shall vacate such space as of such date. 5. From and after the date hereof to the AP Commencement Date the Basic Rent payable by Lessee and all Additional Rent payable under the Lease shall be the same as is due from Lessee as of the date hereof. Commencing on the AP Commencement Date the Basic Rent for the Premises described in the Lease, exclusive of the Expansion Space and constituting original 21,480 rentable square feet leased to Lessee under the Lease (the "Initial Premises") plus the Additional Premises shall be as follows, based upon the aggregate of the Initial Premises and Additional Premises (collectively the "Combined Premises") being 37,453 rentable square feet: October 1, 1996 to September 30, 1997 in the amount of $595,502.70 calculated at the rate of $15,90 per rentable


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     square foot payable in equal monthly installments of $49,625.23; October 11
     1997 to January 31,  1999 in the amount of  $969,283,63  calculated  at the
     rate  of  $19.41  per  rentable   square  foot  payable  in  equal  monthly
     installments of $60,580.23; February 1, 1999 to September 30, 2001, the amount of $2,298,811.60 calculated at the rate of $23.01 per rentable square foot payable in equal monthly installments of $71,816.13; and October 1, 2001 to September 30, 2006 in the amount of $4,213,462.50 calculated at the rate of $22.50 per rentable square foot payable in equal monthly installments of $70,224.375. In the event the AP Commencement Date is other than the first day of the month, the Basic Rent for such month shall be prorated, If the Additional Premises have been completed and occupied by Lessee prior to October 1. 1996, the New Basic Rent shall nevertheless become effective on October 1, 1996. 6. Lessee shall pay to Lessor an amount not to exceed $50,000 against Lessors costs to retrofit the Expansion space ("Retrofit Cost") to be vacated on the AP Commencement Date. The term "retrofit" shall mean the removal of all improvements presently located in the Expansion Space and the improvements undertaken by Lessor to make such provision ready for a new tenant after the AP Commencement Date, For the period commencing October 11 1997 through September 30, 2001 (the "Repayment Period"), Lessee shall pay to Lessor as Additional Rent the sum of $0.42 per rentable square foot of the Combined Premises for each twelve (12) month period from October 1 through September 30, If the retrofit is completed prior to October 1, 1997 then the actual cost thereof shall be utilized to determine the Retrofit Cost, which sum up to $50,000 shall be amortized over the Repayment Period. In the event the retrofit has not been completed by October 1, 1997 and Lessee has commenced the payment at the start of the Payment Period, when the retrofit is completed and if the costs of the retrofit is less than $50,000, then the Retrofit Cost payable during


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     the Payment Period shall be recalculated to equal the actual cost to Lessor and any overpayments made by Lessee shall be credited against the recalculated payments next due from Lessee. Lessor shall provide Lessee
     with  reasonable   documentation  supporting  the  Retrofit  Cost  and  the
     calculation of the payment for the Repayment Period upon completion of the retrofit. 7. On and after the AP Commencement Date the term "Premises" and "Demised Premises" whenever used in the Lease shall mean the combined Premises defined herein. 8. On and after the AP Commencement Date, Lessees proportionate share whenever that phrase is used, shall be 26,745% (with respect to a rentable area of 37,453 square feet which the parties agree is the proper square footage of the Combined Premises and that these shall be no further measurement thereof). 9. Lessor and Lessee agree that the Base Period defined in the Lease shall remain as 1994 and shall be the Base Period utilized with respect to the Combined Premises. 10. Paragraph Twenty-Fifth of the Lease is hereby deleted in its entirety. 11. Paragraph Thirty-Fourth of the Lease is hereby amended, effective as of the AP Commencement Date to provide that Lessee's occupancy of the Combined Premises (as the 37,453 rentable square feet shall include 142 parking spaces, of which 16 shall be reserved as set forth on Schedule I to the Lease. 12. Lessor and Lessee hereby confirm the provisions of Paragraph Thirty-Sixth of the Lease with respect to the Brokers instrumental in the leasing of the Additional Premises and that Lessor shall pay the fees therefor in accordance with the terms of a separate agreement. 13. The first paragraph of Paragraph Fortieth of the Lease is hereby deleted in its entirety. The second paragraph of Paragraph Fortieth is hereby amended to provide that Lessee shall have the right to terminate the Lease, effective as of the end of the New Term Fifth Lease year, that


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     is September 30, 2001, upon not less than nine (9) months notice as thereon provided; that the reference to the calculation of unamortized costs as to the Initial Premises shall remain as thereon set forth, but that there shall be added to such calculation the Lessor's unamortized cost of the
     improvements  to  the  Additional   Premises  as  provided  in  this  First
     Amendment. The aggregate cost of the foregoing unamortized costs shall constitute the payment for the Early Termination Right. All references
     therein  to  the  Expansion   Space  is  hereby  deleted.   14.   Paragraph
     Forty-Fourth  of the Lease is hereby  amended in its  entirety  as follows:
     "FORTY-FOURTH - EXPANSION OPTION.

        So long as Lessee is not in default hereunder after the expiration of any applicable grace period, Lessee shall have a right of first refusal to lease the space adjacent to the Demised Premises currently occupied by Possehl Inc., subject to Possehl Inc. rights thereto pursuant to its lease (the "New Expansion Space") upon the same terms and conditions offered in writing by any unrelated third party to Lessor and which Lessor is willing to accept, provided: (i) not less than three (3) years remain on the Lease term, including any extensions, if Lessee shall have given notice effective to extend the term under Paragraph FIFTY-FIFTH and (ii) the tenant fitup set forth in the unrelated third party offer shall be proportionally reduced by the same percentage that the number of months that have elapsed from the Commencement Date bears to the lease term. Lessee shall have twelve (12) days from the date Lessor gives written notice to Lessee of the amount of contiguous space proposed to be leased and the terms, together with a copy of the written offer, within which to accept or reject Lessor's offer to lease such contiguous space. If Lessee elects to lease such contiguous space, then the terms and rent shall be at the rate offered by the unrelated third party, except that the term for the New Expansion Space shall be coterminous with the Term for the Premises. Tenant shall pay Additional Rent on the New Expansion Premises in the same manner and utilizing the same Base Period as utilized in connection with the Demised Premises, Lessee's Proportionate Share for the New Expansion Space shall be determined by the percentage which reflects the percentage the New Expansion Space bears to the total rentable square footage of the Building. The rent commencement date for the Expansion Space shall commence on the date Lessors Work has been substantially completed as such term is defined in Paragraph THIRTY-NINTH. Except with respect to the rent as set forth herein, upon the delivery of possession of the New Expansion Space to Lessee by Lessor, the New Expansion Space shall be deemed to be a part of the Demised Premises and subject to all the terms and conditions of this Lease including the Lease Termination Date and Renewal Option, The right of first refusal granted to Lessee pursuant to this Paragraph FORTYFOURTH shall not be deemed to extend to any space in the Building contiguous to the New Expansion Space."




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        15. Except as  specifically  set forth in this First  Amendment to Lease and except for any inconsistencies between the Lease and this First Amendment in which case the First Amendment shall prevail, the parties agree in all respects that the terms and conditions of the Lease shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

WITNESS:                                    LESSOR:
                                            SARTAK HOLDINGS, INC.

/s/                                         By:/s/ Sarkis Soultanian, President


WITNESS:                                    LESSOR:
                                            MERIT BEHAVIORAL CARE CORP.

/s/                                         By: /s/ Arthur H. Halper
                                                   Executive Vice President and
                                                   Chief Financial Officer




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